Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FOURTH QUARTER AND 2017 EARNINGS

•	Net income of $9.1 million, 50% above fourth quarter 2016
•	Net income of $33.1 million for 2017, 80% higher than 2016
•	Earnings per diluted common share of $0.88 and $3.33 for the quarter and year ended December 31, 2017, respectively
•	Return on average assets of 1.27% and 1.25% for the quarter and year ended December 31, 2017, respectively
•	Strong net organic loan growth of $168 million or 11% since year end 2016

Green Bay, Wisconsin, January 16, 2018 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced fourth quarter 2017 net income of $9.1 million and earnings per diluted common share of $0.88, compared to $9.5 million and $0.91 for third quarter 2017, and $6.1 million and $0.68 for fourth quarter 2016, respectively. Annualized quarterly return on average assets was 1.27%, 1.34% and 1.07%, for fourth quarter 2017, third quarter 2017 and fourth quarter 2016, respectively.

Net income for the year ended December 31, 2017 was $33.1 million, 80% higher than $18.5 million for 2016. Earnings per diluted common share were $3.33 for 2017, 40% higher than $2.37 for 2016. Return on average assets was 1.25% for 2017 and 0.95% for 2016.

“2017 was a great year no matter how you slice it. These results are directly attributable to our focus on customer service, employee attitude, and long-term values,” said Bob Atwell, Chairman and CEO of Nicolet. “Effective execution and integration of our recent acquisitions, combined with organic growth in support of our strategic values, led to this exceptional performance.”

“We had several significant achievements during 2017, including phenomenal growth in both loans and core deposits, growing revenue streams, and effective cost management,” Atwell said. “We are generating consistent returns on average assets over 1%, while maintaining strong asset quality and capital.”

The timing of the 2016 acquisitions (Baylake Corp. and a financial advisory business acquisition each completed in April 2016) and the April 2017 First Menasha Bancshares, Inc. acquisition impacts financial comparisons. Certain income statement results, average balances and related ratios for 2017 include full period contributions from the 2016 acquisitions plus eight months of First Menasha operations, versus eight months from the 2016 acquisitions and no contribution of First Menasha in the comparable 2016 period. Given the activity of multiple mergers, quarterly results included non-recurring other direct merger and integration pre-tax expenses of $0.2 million and $0.3 million in the first and second quarters of 2017, respectively, and $0.4 million, $2.1 million, $0.1 million, and $0.4 million in the first, second, third, and fourth quarters of 2016, respectively.

Net income for the quarter ended December 31, 2017, was $9.1 million, down $0.4 million or 4% from $9.5 million for third quarter 2017, as third quarter 2017 benefited from a $1.2 million pre-tax gain ($0.7 million after tax) to record the fair value of Nicolet’s pre-acquisition interest in First Menasha. On a comparable quarter basis, net income was up $3.0 million or 50% over the fourth quarter of 2016, aided largely by the inclusion of First Menasha and a lower effective tax rate.

Net interest income increased by $0.1 million over third quarter 2017, comprised of a $0.4 million increase in interest income (partly attributable to higher earning asset volumes) and a $0.3 million increase in interest expense (driven mostly by rising rates). Between the linked quarters, noninterest income excluding net gains was down $0.2 million or 2%, with net mortgage income down $0.4 million on seasonally lower volumes, partially offset by $0.2 million higher trust and brokerage fees combined. Noninterest expense increased $1.0 million or 5%, with personnel costs up $0.6 million or 5% mainly from higher equity award and incentive costs between the quarters. Finally, the provision for loan losses decreased from $1.0 million to $0.5 million for the fourth quarter in light of the charge off of a large commercial loan during third quarter 2017.

Net income for 2017 was $33.1 million, up $14.7 million or 80% over 2016. The increase is largely attributable to the timing of adding the acquisitions as previously noted, benefits from strong organic loan growth, higher aggregate discount accretion on purchased loans, effective cost management, and $2.5 million lower direct merger-related costs between the years. Diluted earnings per common share for 2017 was $3.33, up $0.96 or 40% over the comparable period last year, aided by strong earnings but impacted in part by an increase of approximately 30% in diluted average shares mostly due to stock consideration issued in the acquisitions.

Nonperforming assets declined to $14 million, representing 0.49% of total assets at December 31, 2017, down favorably from 0.97% at year-end 2016. For 2017, the provision for loan losses was $2.3 million compared to net charge offs of $1.5 million, with a $1.0 million commercial loan charge off in the third quarter. The allowance for loan losses was $12.7 million, representing 0.61% of total loans at December 31, 2017, compared to 0.75% at year-end 2016, mainly a result of recording acquired loans at their fair value with no carryover of allowance.

Since December 31, 2016, total assets increased by $0.6 billion or 27% to $2.9 billion, attributable largely to the acquisition of First Menasha which was approximately 20% of Nicolet’s pre-merger size and the remainder to net organic growth. Excluding the impact of First Menasha, loans increased $168 million or 11% since year-end 2016, and deposits increased $126 million or 6% organically.

Total capital was $364 million at December 31, 2017, comprised entirely of common equity. Common equity increased $88 million since December 31, 2016, mostly due to stock issued in connection with the 2017 acquisition and net income. During the fourth quarter of 2017, Nicolet utilized $2.7 million to repurchase and cancel approximately 48,400 shares under its common stock repurchase program, bringing the 2017 full year totals to $10.0 million for approximately 188,600 shares repurchased and life-to-date cumulative totals to $24.1 million for just over 700,000 shares repurchased. There remains $5.9 million authorized under the repurchase program which Nicolet may from time to time repurchase shares in the open market or through block transactions as market conditions warrant or in private transactions as an alternative use of capital.

The Company adopted a new accounting standard as required effective January 1, 2017, which requires the tax impact of stock option exercises to be recorded as a reduction to income tax expense rather than to stockholders’ equity directly. As a result of this accounting change and particularly large option exercises in fourth quarter 2017, income tax expense included a favorable tax benefit of $1.7 million and $1.9 million for the fourth quarter and full year 2017, respectively, for the tax impact of stock option exercises.

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law, necessitating that all companies evaluate deferred tax asset and liability positions for year-end 2017 under the lower corporate tax rate, as well as other impacts. Income tax expense included $0.9 million additional expense in fourth quarter 2017 related to the Company’s current evaluation of this tax law change. If, in the future, the interpretations of the new tax law were to change, the Company’s current estimates may require adjustments.

Atwell commented, “Policy makers have differing opinions about what to expect from tax reform. It is very clear that reform will provide an additional boost to the upward trends in wages, after tax earnings, business investment and consumer sentiment. Our markets have effectively been operating at full employment for the last several years which has already caused compensation levels to rise for our customers and our employees. This is a healthy trend and we expect reform to have a further impact. This additional stimulus can also affect the timing and the amount of interest rate changes. These upward trends and this sense of optimism are augmented, but not bestowed, by tax savings. They come from the hard work of our customers, our employees and the genuine desire we share to keep our communities strong and viable. We want our customers and our employees to do even better because shareholder return is the result of their hard work and prosperity.”

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, the interpretations and impact of the recently enacted tax legislation, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited)

	At or for the Quarter Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	12/31/2017	12/31/2016
Results of operations:
Interest income	$29,836	$29,454	$26,880	$23,083	$21,892	$109,253	$75,467
Interest expense	3,329	3,063	2,353	1,766	1,868	10,511	7,334
Net interest income	26,507	26,391	24,527	21,317	20,024	98,742	68,133
Provision for loan losses	450	975	450	450	450	2,325	1,800
Net interest income after provision for loan losses	26,057	25,416	24,077	20,867	19,574	96,417	66,333
Noninterest income	8,621	10,164	9,085	6,769	7,894	34,639	26,674
Noninterest expense	21,858	20,862	20,313	18,323	18,386	81,356	64,942
Income before income taxes	12,820	14,718	12,849	9,313	9,082	49,700	28,065
Income tax expense	3,662	5,133	4,440	3,032	2,939	16,267	9,371
Net income	9,158	9,585	8,409	6,281	6,143	33,433	18,694
Net income attributable to noncontrolling interest	55	74	81	73	56	283	232
Net income attributable to Nicolet Bankshares, Inc.	9,103	9,511	8,328	6,208	6,087	33,150	18,462
Preferred stock dividends	-	-	-	-	-	-	633
Net income available to common equity	$9,103	$9,511	$8,328	$6,208	$6,087	$33,150	$17,829
Earnings per common share:
Basic	$0.93	$0.97	$0.88	$0.72	$0.71	$3.51	$2.49
Diluted	$0.88	$0.91	$0.83	$0.69	$0.68	$3.33	$2.37
Common Shares:
Basic weighted average	9,805	9,837	9,516	8,584	8,555	9,440	7,158
Diluted weighted average	10,368	10,409	9,992	8,958	8,966	9,958	7,514
Outstanding	9,818	9,799	9,863	8,605	8,553	9,818	8,553
Noninterest Income/Noninterest Expense:
Service charges on deposit accounts	$1,237	$1,238	$1,121	$1,008	$1,057	$4,604	$3,571
Mortgage income, net	1,339	1,774	1,406	842	1,781	5,361	5,494
Trust services fee income	1,600	1,479	1,485	1,467	1,435	6,031	5,435
Brokerage fee income	1,544	1,500	1,433	1,259	1,534	5,736	3,624
Card interchange income	1,268	1,225	1,173	980	968	4,646	3,167
Other noninterest income	1,675	1,643	1,695	1,219	1,613	6,232	5,329
Noninterest income without net gains	$8,663	$8,859	$8,313	$6,775	$8,388	$32,610	$26,620
Gain (loss) on sale, disposal or writedown of assets, net	(42)	1,305	772	(6)	(494)	2,029	54
Total noninterest income	$8,621	$10,164	$9,085	$6,769	$7,894	$34,639	$26,674

Personnel expense	$12,054	$11,488	$10,983	$9,933	$9,282	$44,458	$34,030
Occupancy, equipment and office	3,695	3,559	3,223	2,831	2,952	13,308	10,276
Business development and marketing	1,341	1,113	1,317	929	1,135	4,700	3,488
Data processing	2,287	2,238	2,207	1,983	1,962	8,715	6,370
FDIC assessments	205	205	145	232	420	787	911
Intangibles amortization	1,181	1,173	1,178	1,163	1,163	4,695	3,458
Other noninterest expense	1,095	1,086	1,260	1,252	1,472	4,693	6,409
Total noninterest expense	$21,858	$20,862	$20,313	$18,323	$18,386	$81,356	$64,942

	At or for the Quarter Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	12/31/2017	12/31/2016
Period-End Balances:
Loans	$2,087,925	$2,051,122	$2,009,964	$1,618,279	$1,568,907	$2,087,925	$1,568,907
Allowance for loan losses	12,653	12,610	12,591	12,189	11,820	12,653	11,820
Investment securities available-for-sale, at fair value	405,153	408,217	418,286	404,358	365,287	405,153	365,287
Intangibles	128,406	129,588	128,871	86,776	87,938	128,406	87,938
Total assets	2,932,433	2,845,730	2,825,917	2,292,644	2,300,879	2,932,433	2,300,879
Deposits	2,471,064	2,366,951	2,389,971	1,946,271	1,969,986	2,471,064	1,969,986
Common equity	364,178	360,426	352,384	285,022	275,947	364,178	275,947
Stockholders’ equity	364,178	360,426	352,384	285,022	275,947	364,178	275,947
Book value per common share	37.09	36.78	35.73	33.12	32.26	37.09	32.26
Average Balances:
Loans	$2,066,974	$2,035,277	$1,888,320	$1,599,701	$1,560,437	$1,899,225	$1,346,304
Earning assets	2,531,066	2,505,073	2,336,124	2,028,291	1,999,999	2,351,451	1,723,600
Total assets	2,852,400	2,825,542	2,635,925	2,272,836	2,267,990	2,648,754	1,934,770
Deposits	2,385,821	2,377,229	2,214,865	1,929,062	1,932,474	2,228,408	1,641,894
Interest-bearing liabilities	1,835,375	1,854,340	1,779,366	1,526,779	1,484,497	1,750,099	1,307,471
Intangibles	128,980	129,158	115,698	87,344	88,502	115,447	61,588
Common equity	361,455	358,227	329,201	280,188	276,760	332,897	217,432
Stockholders’ equity	361,455	358,227	329,201	280,188	276,760	332,897	226,265
Financial Ratios*:
Return on average assets	1.27%	1.34%	1.27%	1.11%	1.07%	1.25%	0.95%
Return on average common equity	9.99	10.53	10.15	8.99	8.75	9.96	8.20
Return on average tangible common equity	15.53	16.47	15.64	13.06	12.86	15.24	11.44
Average equity to average assets	12.67	12.68	12.49	12.33	12.20	12.57	11.69
Earning asset yield	4.73	4.72	4.67	4.67	4.43	4.75	4.44
Cost of funds	0.72	0.65	0.53	0.47	0.50	0.60	0.56
Net interest margin	4.21	4.24	4.27	4.32	4.05	4.30	4.01
Stockholders’ equity to assets	12.42	12.67	12.47	12.43	11.99	12.42	11.99
Net loan charge-offs to average loans	0.08	0.19	0.01	0.02	0.03	0.08	0.02
Nonperforming loans to total loans	0.63	0.70	0.84	0.85	1.29	0.63	1.29
Nonperforming assets to total assets	0.49	0.55	0.66	0.70	0.97	0.49	0.97
Allowance for loan losses to loans	0.61	0.61	0.63	0.75	0.75	0.61	0.75
Effective tax rate	28.56	34.88	34.56	32.56	32.36	32.73	33.39
Selected Tax Items:
Tax expense (benefit) on stock-based compensation	$(1,678)	$(15)	$(64)	$(97)	$-	$(1,854)	$-
Tax expense (benefit) of tax reform items	896	-	-	-	-	896	-

*Income statement-related ratios for partial-year periods are annualized.